FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces
Quarterly Dividend for Second Quarter 2013

New York, New York, June 14, 2013 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that, pursuant to the prior authorization of its board of directors, RCAP declared its annual cash dividend of $0.72 per share of Class A common stock, to be paid on a quarterly basis (equal to an annualized dividend rate of approximately 3.6% based on RCAP’s initial public offering price of $20.00 per share of Class A common stock). RCAP’s cash dividend will be payable quarterly on the 7th business day of the first month of each quarter, in respect of the previous quarter, to Class A common stockholders of record at the close of business on the last business day of such previous quarter.

Accordingly, RCAP’s first quarterly cash dividend will be paid on July 10, 2013, to Class A common stockholders of record at the close of business on June 28, 2013, in an amount equal to $0.18 per share.

Important Notice

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange that was recently formed to operate and grow businesses focused on the retail direct investment industry. RCAP holds a direct minority economic interest in Realty Capital Securities, LLC, a FINRA-registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC-registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Investor Inquiries:

Anthony J. DeFazio	Brian S. Block, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500